                                                                    EXHIBIT 10.1

                          EMPLOYMENT AGREEMENT BETWEEN
                         CATUITY INC. AND GRAHAM MCSTAY

     This Employment Agreement is made and entered into as of March 15, 2007 between Catuity Inc. (the "Company"), a Delaware corporation, and Graham McStay (the "Executive").

     1. EMPLOYMENT. Company hereby employs Executive, and Executive hereby accepts employment with Company, on the terms and conditions hereinafter set forth.

     2. TERM. The term of this Agreement will commence on March 15, 2007 (the "Commencement Date") and end on March 14, 2010, unless further extended or earlier terminated as hereinafter set forth. Commencing on March 15, 2010 and on March 14 of each year thereafter, the term of Executive's employment shall be extended for consecutive additional one-year terms unless either party notifies the other at least six months before termination of the then-current term that the notifying party does not wish the Agreement to be extended.

     3. DUTIES AND RESPONSIBILITIES. Executive shall serve with the duties of Chief Executive Officer and President of Loyalty Magic (or in such other position as may be mutually agreed upon by Executive and the Board) and shall have such responsibilities, duties and authority as may be assigned to him by the Board. Executive shall devote substantially all of his working time and effort to the business and affairs of Company, except that he may as hereinafter provided serve as a member of the board of directors of other companies, charities, civic organizations and professional organizations.

     4. SERVICE ON BOARD OF DIRECTORS. The parties do not presently contemplate that Executive shall serve on the Board of the Company. However, if the Board determines otherwise during the term of this Agreement, Executive shall serve, if and when elected, and re-elected, as a member of the Board of Company or of any of its subsidiaries, affiliates or divisions, and as an officer of any subsidiary, affiliate or division, if elected. When this Agreement terminates, Executive will, if requested by the Board of Company, tender his resignation from any and all such Board positions.

     5. OUTSIDE ACTIVITIES. During the term of this Agreement, Executive may devote reasonable periods of time to serve as a member of the board of directors or of a committee of any organization involving no conflict of interest with Company, and he may engage in charitable, civic and community activities and manage his personal investments; provided that such activities do not materially interfere with the regular performance of his duties and responsibilities under this Agreement.

     6. PLACE OF EMPLOYMENT. Executive shall have his office, and perform his duties, within 50 Kilometers of the center of Melbourne, Victoria Australia and he shall not be required to move from the metropolitan Melbourne, Victoria Australia area; provided that, he shall from time to time be required to travel when necessary in carrying out Company's business. Executive acknowledges that Company maintains offices and employees in locations in the US and Australia, and that accordingly significant and regular travel will be required to dispatch his normal duties.

     7. REIMBURSEMENT OF EXPENSES AND FURNISHING OF SERVICES TO EXECUTIVE. During the term of this Agreement, Executive shall be entitled to, including but without limitation, an office at the company's Melbourne, Victoria Australia facility as well as reimbursement, upon proper accounting, of reasonable expenses and disbursements incurred by him in the course of his duties (including professional dues). All expense reimbursements will be subject to compliance with Australian Tax authorities so as to be deductible as ordinary and necessary business expenses, and in compliance with Company's normal policies and practices.

     8. BASE SALARY COMPENSATION. During the term of Executive's employment, he shall be paid a minimum base salary of One Hundred Eighty Thousand dollars AUD ($180,000) per year (inclusive of 9% Superannuation). The CEO and the Board shall review Executive's salary at least annually, and may increase Executive's salary from time to time in their discretion, and if so increased, such salary shall not be decreased thereafter during the term of this Agreement. Annual leave will be accrued at the rate of 4 weeks per annum. Sick leave entitlements will be based upon accrual of 8 days per annum. All existing accrued leave (annual, sick and long service leave) will be rolled over. Standard long service leave and other legislated entitlements will stand.

     9. OTHER BENEFITS. Executive shall be entitled to participate in all bonus or incentive plans and stock purchase plans in such manner as such plans apply to officers and senior executives of the Company generally, and in all employee benefits, including disability insurance coverage, medical and fringe benefit plans currently maintained, or hereafter adopted, by the Company for Loyalty Magic, as such plans may be amended or terminated from time to time in accordance with their terms, in the same manner as such plans apply to officers and senior executives of Company of comparable or lesser position generally.

     10. INCENTIVE COMPENSATION.

     (a) Company shall compute the volume weighted average trading price of Company's common stock on the Nasdaq Small Cap Market during the thirty calendar days preceding (and ending on) March 15, 2007. This price is referred to hereafter as the "Initial Market Price".

     (b) Company hereby grants to Executive non-qualified options to acquire 10,000 shares of Company stock, expiring ten years after the Commencement Date at a strike price equal to the Initial Market Price. The 10,000 options will vest on the following schedule: 25% on March 15, 2007; 25% on March 15, 2008; 25% on March 15, 2009 and the remaining 25% on March 15, 2010. These options are to be taken up at the discretion of the Executive.

     (c) The Company will award 15,000 shares of restricted stock to Executive on March 15, 2007. One-half of these restricted shares will vest based on achieving the Board approved 2007 budgeted Earnings Before Interest and Taxes
(EBIT) for Loyalty Magic, subject to audit. The other half will vest based on achieving the Board approved 2008 budgeted Earnings Before Interest and Taxes
(EBIT) for Loyalty Magic, subject to audit.

     (d) The Executive will be eligible for an annual bonus plan for each full year of this Agreement where Loyalty Magic achieves EBIT levels compared to a Board-approved annual business plan (including the effect of bonuses subject to audit), he will receive a bonus payable in shares of Company common stock ("Bonus Shares") valued at the 30-day VWAP for December 1 through 31 of the year for which the bonus is computed. The base bonus will be equal to 25 percent of "eligible salary", according to "eligible salary" and bonus parameters to be designated by the Board prior to the beginning of the bonus year. The base bonus will be adjusted up or down in accordance with the base bonus multiplier below. There will be no bonus paid for achievement of less than 90% of EBIT. Company shall compute and pay the bonus on or before April 15 of each year for the prior year. For 2007, this is based on an EBIT target of $83,000 AUD.

% of EBIT target achieved   Base Bonus Multiplier
-------------------------   ---------------------
<90%                                  -0-
90% but < 100%                         .75
100% but <120%                        1.0
120% but <140%                        1.25
140% and over                         1.50

     (e) If the Company has at least nine months operating positive cash flow at the time of the award, Executive may elect to receive 50% of the bonus amount in cash and reduce the Bonus Shares proportionally.

     (f) All equity grants or options will carry customary provisions to adjust the share amounts and/or exercise or trigger prices to appropriately and equitably respond to capital changes such as stock splits, dividends, recapitalizations and the like.

     (g) Company shall reasonably cooperate with Executive in handling withholding tax obligations in respect of the foregoing incentive/equity compensation items, so as to minimize the adverse effects on Executive of any requisite withholding tax obligations. These means and methods may include cooperation in ensuring legal resale capabilities for shares, use of shares to satisfy withholding obligations (if share sales by Executive are impermissible, and if such a device is then permitted, and with due regard given to Company's liquidity position).

     11. NON DISPARAGEMENT OF EXECUTIVE. Company shall not disparage Executive's reputation or good name during or after the term of this Agreement.

     12. TERMINATION.

     (a) Executive may voluntarily terminate his employment hereunder at any time, on 90 days' notice without cause or "Good Reason" (as defined below), or with Good Reason as provided in Section 13(b) below.

     (b) Company may terminate this Agreement and the employment of Executive at any time, with or without "Cause" (as defined below), on 90 days' notice.

     (c) Either Company or Executive may terminate this Agreement after the "Disability" (as defined below) of Executive, on 90 days' notice.

     (d) This Agreement will terminate on Executive's death.

     13. TERMINATION DEFINITIONS.

     (a) "Cause" means (i) the Executive's commission of acts or omissions constituting active and deliberate dishonesty as determined by the Board of Directors, (ii) Executive's actual receipt of an improper benefit or profit in money, property or services, or (iii) if the Executive continuously fails to perform his duties under this Agreement in any material manner after receipt of notice of such failure from the Company specifying how he has so failed to perform. The Company may at its option terminate this Agreement for Cause by giving written notice of termination to the Executive without prejudice to any other remedy to which the Company may be entitled at law, in equity, or under this Agreement. The notice of termination required by this Section shall specify the grounds for the termination and shall be supported by a statement of all relevant facts. In the event of termination of this Agreement for Cause, the Executive shall be entitled to no further compensation or other benefits under this Agreement, except as to that portion of any unpaid salary and other benefits accrued and earned by him hereunder up to and including the effective date of such termination.

     (b) "Good Reason" will exist if after written notice setting forth the alleged Good Reason by Executive to the Company, and the expiration of a 90-day cure period, there continues to be: (i) a reduction in the Executive's Base Salary and/or in the aggregate benefits provided for hereunder; (ii) the relocation of the Executive's office to a location outside of a 50 Kilometer-radius from the Company's present Melbourne CBD, Victoria Australia location;
(iii) a material breach by the Company of the terms of this Agreement; or (iv) the failure by the Company to obtain an agreement from any successor to the Company to assure that such successor guarantees the Company's performance of this Agreement or assumes and undertakes to perform the Company's obligations hereunder; provided, however, in the event of a "Change in Control" as defined in paragraph 13(c) hereof, then the Company shall cease to have a 90-day period within which to cure the alleged good reason.

     (c) For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred:

          (i) if any person or group of persons acting together (other than (a) the Company or any person (I) who as of the date hereof was a director or officer of the Company, or (II) whose shares of Common Stock of the Company are treated as "beneficially owned" by any such director or officer, or (b) any institutional investor (filing reports under Section 13(g) rather than 13(d) of the Securities Exchange Act of 1934, as amended, including any employee benefit plan or employee benefit trust sponsored by the Company)), becomes a beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of either the then-outstanding Common Stock of the Company or the combined voting power of the Company's then-outstanding voting securities (other than as a result of an acquisition of securities directly from the Company);

          (ii) if the Company sells all or substantially all of the Company's assets to any person (other than a wholly-owned subsidiary of the Company formed for the purpose of changing the Company's corporate domicile);

          (iii) if the Company merges or consolidates with another person as a result of which the shareholders of the Company immediately prior to such merger or consolidation would beneficially own (directly or indirectly), immediately after such merger or consolidation, securities of the surviving entity representing less than fifty percent (50%) of the then outstanding voting securities of the surviving entity; or

          (iv) if the new directors appointed to the Board during any twelve-month period constitute a majority of the members of the Board, unless (I) the directors who were in office for at least twelve (12) months prior to such twelve-month period (the "Incumbent Directors") plus (II) the new directors who were recommended or appointed by a majority of the Incumbent Directors constitutes a majority of the members of the Board.

          (v) For purposes of this paragraph a "person" includes an individual, a partnership, a corporation, an association, an unincorporated organization, a trust or any other entity.

     (d) "Disability" means the inability of Executive due to accident or illness to perform the essential functions of his job despite reasonable accommodations by Company, where such inability is reasonably expected to last longer than 90 days. If Executive is covered by a Company provided long-term disability insurance policy, then "Disability" shall mean the long term disability of Executive (or comparable term) as defined in the applicable long-term disability insurance policy.

     14. COMPENSATION AFTER TERMINATION.

     (a) If (I) either Company terminates this Agreement without Cause or the Executive resigns for Good Reason, and (II) there has not been a Change in Control prior to the termination date where the consideration to Company's shareholders is greater than $10 per share (adjusted appropriately for stock dividends, splits and the like occurring after the Commencement Date), Executive's compensation shall be as follows:

          (i) Company shall pay Executive an amount equal to 12 months' salary at his then-current salary rate inclusive of accrued annual leave.

          (ii) Vesting of Executive's stock options and restricted shares will be frozen as of the termination date. Options vested as of the termination date shall be exerciseable for a six-month period following the date of termination.

          (iii) The bonus and Bonus Shares under Section 10(d) for the year prior to the year of termination, if unpaid as of the termination date, shall be computed and paid as provided under Section 10(d). The bonus and Bonus Shares under Section 10(d) for the year in which termination occurs shall be zero.

     (b) If (I) either Company terminates this Agreement without Cause or the Executive resigns for Good Reason, and (II) there has been a Change in Control prior to the termination date where the consideration to Company's shareholders is greater than $10 per share (adjusted appropriately for stock dividends, splits and the like occurring after the Commencement Date), Executive's compensation shall be as follows:

          (i) Company shall pay Executive an amount equal to salary at his then-current rate for the greater of 12 months or the balance of the term of this Agreement inclusive of accrued annual leave.

          (ii) Executive's stock options and restricted shares will immediately vest in full. Options as so vested shall be exerciseable for a six-month period following the date of termination.

          (iii) The bonus and Bonus Shares under Section 10(d) for the year prior to the year of termination, if unpaid as of the termination date, shall be computed and paid as provided under Section 10(d). The bonus and Bonus Shares under Section 10(d) for the year in which termination occurs shall be computed after the end of the year of termination, and pro rated and paid for the portion of the termination year prior to the termination date.

     (c) If this Agreement is terminated due to Executive's death or Disability, Executive's compensation shall be as follows:

          (i) Company shall pay Executive an amount equal to 12 months' salary at his then-current salary rate.

          (ii) Executive's stock options and restricted shares will immediately vest in full, and options shall be exercisable for a one-year period following the date of termination.

          (iii) The bonus and Bonus Shares under Section 10(d) for the year prior to the year of termination, if unpaid as of the termination date, shall be computed and paid as provided under Section 10(d). The bonus and Bonus Shares under Section 10(d) for the year in which termination occurs shall be computed after the end of the year of termination, and pro rated and paid for the portion of the termination year prior to the termination date.

     (d) If Company terminates this Agreement with Cause, Executive's compensation shall be as follows:

          (i) Company shall pay Executive only for cash compensation earned up to the date of termination.

          (ii) All options that were not exercised prior to the date of termination will be terminated, and unvested restricted shares shall be forfeited.

          (iii) The bonus and Bonus Shares under Section 10(d) for the year prior to the year of termination, if unpaid as of the termination date, shall be computed and paid as provided under Section 10(d). The bonus and Bonus Shares under Section 10(d) for the year in which termination occurs shall be zero.

     (e) If Executive resigns without Good Reason, Executive's compensation shall be as follows:

          (i) Company shall pay Executive only for cash compensation earned up to the date of termination.

          (ii) All options and restricted shares that are unvested as of the termination date shall be forfeited. Options that are vested as of the termination date shall be exercisable for a six-month period following the date of termination

          (iii) The bonus and Bonus Shares under Section 10(d) for the year prior to the year of termination, if unpaid as of the termination date, shall be computed and paid as provided under Section 10(d). The bonus and Bonus Shares under Section 10(d) for the year in which termination occurs shall be zero.

     (f) If this Agreement ends at the normal expiration of a term, then:

          (i) Company shall pay Executive only for cash compensation earned up to the date of termination.

          (ii) Vesting of options and restricted shares will be frozen as of the termination date. Options vested as of the termination date shall be exercisable for a six-month period following the date of termination.

          (iii) The bonus and Bonus Shares under Section 10(d) for the year of termination, shall be computed and paid after termination as provided under
     Section 10(d).

     (g) Notwithstanding anything to the contrary contained herein, in the event it shall be determined that any compensation payment or distribution by the Company to or for the benefit of the Executive would be subject to the excise tax imposed by Section 4999 of the Internal

Revenue Code of 1986, as amended (the "Code"), the Change in Control severance payment will be reduced to the extent necessary so that no excise tax will be imposed, but only if to do so would result in the Executive retaining a larger amount, on an after-tax basis, taking into account the excise and income taxes imposed on all payments made to the Executive hereunder.

     15. INDEMNIFICATION. In addition to any indemnification provided by the By-Laws of Company or otherwise, Company shall indemnify and provide reasonable advances for expenses to Executive, to the fullest extent permitted by the laws of the State of Delaware, if Executive is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that Executive is or was an officer, director or employee of Company or any subsidiary or affiliate thereof, in which capacity Executive is or was serving at Company's request, against expenses, judgments, fines and amounts paid in settlement incurred by him in connection with such action, suit or proceeding. Company shall exercise its reasonable commercial efforts to maintain directors' and officers' insurance coverage as well as all other appropriate malpractice and professional liability coverage on behalf of Executive during the term of this Agreement at Company's expense, in a manner and coverage substantially similar to the D&O insurance currently in effect. Subject to requirements of any applicable insurance coverage, Executive shall have the absolute right to engage counsel reasonably acceptable to Company and at legal rates deemed reasonably acceptable to Company, for the above-referenced actions. Executive shall give prompt notice to Company of any claims made against him for which he will seek indemnification.

     16. AMENDMENT OR MODIFICATION WAIVER. No provision of this Agreement may be amended, modified or waived, unless such amendment, modification or waiver shall be authorized by the Board or any authorized committee of the Board, and shall be agreed to in writing, signed by Executive and by an officer of Company thereunto duly authorized. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a subsequent breach of such condition or provision or a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

     17. SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent provided by law.

     18. SUCCESSORS. This Agreement shall be binding upon any successor of Company and such successor shall be deemed substituted for Company under the terms of this Agreement; but any such substitution shall not relieve Company of any of its obligations hereunder. As used in this Agreement, the term "successor" shall include any person, firm, corporation or like business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or business of Company. This Agreement may not be otherwise assigned by Company without Executive's written consent.

     19. CONFIDENTIAL INFORMATION. Executive agrees not to disclose, either while in Company's employ or at any time thereafter, to any person not employed by Company or not engaged to render services to Company any confidential agreement obtained by him while in the employ of Company, including, without limitation, any of Company's inventions, processes, methods of distribution, customers or trade secrets; provided, however, that this provision shall not preclude Executive from use or disclosure of information known generally to the public or of information not considered confidential by persons engaged in the business conducted by Company or from disclosure required by law or court order.

     20. WITHHOLDING. Anything to the contrary notwithstanding, all payments required to be made by Company hereunder to Executive or his estate or beneficiary shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, Company may accept other provisions to the end that it has sufficient funds to pay all taxes required by law to be withheld in respect to any of such payments.

     21. NOTICES. For the purpose of this Agreement, notices, demands or other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or (unless other specified) mailed by United States Certified Mail, return receipt requested, postage prepaid, addressed as follows:

               to Executive: Graham Mcstay
                             503/700 Chapel St
                             South Yarra Vic 3141

               to Company:   Catuity Inc.
                             300 Preston Ave Ste 302
                             Charlottesville, VA 22902

or to such other address as any party may have furnished to the other in writing in accordance therewith, except that notices of change of address shall be effective only upon receipt.

     22. CONSTRUCTION WITH DELAWARE LAW. The validity, interpretation, construction and performance of this agreement shall be governed by the laws of the state of Delaware.

     23. ENTIRE AGREEMENT OF PARTIES. This Agreement contains the entire agreement of the parties and no party shall be liable and bound except as provided herein, but this instrument does not replace, rescind or abrogate any other agreement or plan between the parties which may now be or may hereinafter become effective.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                     CATUITY INC.


                                     By: /s/ Alfred (John) Racine
                                         ---------------------------------------
                                         Alfred (John) Racine, President and CEO


                                     "Company"

                                        /s/ Graham McStay
                                     -------------------------------------------
                                     Graham McStay

                                     "Executive"